FORM OF

                             DISTRIBUTION AGREEMENT

                                     Between

                                  STRALEM FUND
                   (on behalf of its series, Stralem III Fund)

                                       And

                         STRALEM & COMPANY INCORPORATED


September ___, 2000

Stralem & Company Incorporated
405 Park Avenue
New York, NY  10022

Dear Sirs:

STRALEM FUND, a Delaware business trust (the "Trust"), on behalf of Stralem III Fund, a series of the Trust (the "Fund"), is registered as an investment company under the Investment Company Act of 1940 and has registered unlimited number of shares of beneficial interest in the Fund under the Securities Act of 1933, Registration Number 2-34277, to be offered continuously for sale to the public in accordance with terms and conditions set forth in the Prospectus included in such Registration Statement as it may be amended from time to time.

In this connection, the Trust, on behalf of Fund, desires that Stralem & Company Incorporated act as principal underwriter and distributor (the "Distributor") of the Fund for the sale and distribution of shares which have been registered as described above and any additional shares which may become registered during the term of this Agreement. You have advised the Trust, on behalf of the Fund, that you are willing to act as distributor, and it is, accordingly, agreed between us as follows:

1. The Trust, on behalf of Fund, hereby appoints you distributor for the sale of its shares, pursuant to the aforesaid continuous public offering in connection with any sales made to Fund investors in any states and/or jurisdictions in which you are or shall from time to time become qualified as a broker/dealer, or through securities dealers with whom you have entered into sales agreements.

2. You hereby accept such appointment and agree to use your best efforts to sell such shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, you will suspend such efforts. The Trust, on behalf of Fund may also withdraw the offering of the shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific portion of the shares of the Fund.

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3.    The shares of the Fund shall be sold by you at net asset value as determined in the Trust's Prospectus effective at the time of sale. Shares may be sold directly to prospective purchasers or through securities dealers who have entered into sales agreements with you. However, in no event will shares be issued prior to the receipt by us of full payment for such shares.

4. You agree that the Fund shall have the right to accept or reject orders for the purchase of shares of the Fund. Any consideration which you may receive in connection with a rejected purchase order will be returned promptly. In the event that any cancellation of a share purchase order, cancellation of a redemption order or error in the timing of the acceptance of purchase or redemption orders shall result in a gain or loss, you agree promptly to reimburse the Fund for any amount by which losses shall exceed gains so arising; to retain any net gains so arising for application against losses so arising in future periods and, on the termination of this Agreement, to pay over to the Fund the amount of any such net gains which may have accumulated. The Trust, on behalf of the Fund, shall register or cause to be registered all shares sold by you pursuant to the provisions hereof in such name or names and amounts as you may request from time to time, and the Trust, on behalf of the Fund, shall issue or cause to be issued certificates evidencing such shares for delivery to you or pursuant to your direction if, and to the extent that, the shareholder requests issuance of such share certificates.

5. The Trust, on behalf of the Fund, has delivered to you a copy of its current Registration Statement under the Securities Act of 1933. It agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the Securities Act of 1933. The Trust, on behalf of the Fund, further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data to comply with the Securities Act of 1933.

6. The Trust is registered under the Investment Company Act of 1940 as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of said Act.

7.    You agree:

      (a) That neither you nor any of your officers will take any short position in the shares of the Fund.

      (b) To furnish to the Fund any pertinent information required to be included with respect to you as distributor within the meaning of the Securities Act of 1933 in any reports or registration required to be filed with any governmental authority.

      (c) You will not give any information or make any representations other than as contained in the Registration Statement filed under the Securities Act of 1933, as in effect from time to time, or in any supplemental sales literature authorized by the Trust, on behalf of the Fund, for use in connection with the sale of shares.

8. You will pay all usual expenses of distribution, including advertising and the costs of printing and mailing of Prospectuses, other than those furnished to existing shareholders.

9.    This agreement will continue in effect from year to year provided:

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      (a) Such continuation shall be specifically approved at least annually by the Board of Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the Investment Company Act of 1940) of any such persons cast in person at a meeting called for the purpose of voting on such approval or by vote of the holders of a majority of the outstanding voting securities of the Fund and by such vote of the Board of Trustees.

      (b) You shall have notified the Fund in writing at least sixty days prior to the termination date that you shall not desire such continuation.

      (c) We shall not have notified you in writing at least sixty days prior to the termination date that we do not desire your continuation.

10. This Agreement may not be amended or changed except in writing and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, but this Agreement shall not be assigned by either party and shall automatically terminate upon its assignment.

If the foregoing is in accordance with your understanding, sign in the space below.

STRALEM FUND, on behalf of its series, Stralem III Fund


By: ______________________________________


Accepted:

STRALEM & COMPANY INCORPORATED


By: ______________________________________


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